Exhibit 99.1

AMERICA WEST RESOURCES’ SUBSIDIARY HIDDEN SPLENDOR
EMERGES FROM BANKRUPTCY

SALT LAKE CITY, UT – (PR NEWSWIRE) – December 9, 2008 – America West Resources, Inc. (OTCBB:AWSR), a domestic coal producer with mining operations in Central Utah, today announced that its wholly-owned subsidiary, Hidden Splendor Resources, Inc., will emerge from Chapter 11 bankruptcy protection next week.

The subsidiary’s Plan of Reorganization, confirmed yesterday by the U.S. Bankruptcy Court for the District of Nevada, will become effective on December 19, 2008, at which time the subsidiary will officially emerge from bankruptcy.  Based on anticipated coal production at the Horizon Mine, the Company believes that it will have sufficient cash flow from operations to fund its future financial obligations to Hidden Splendor’s creditors per the approved Plan of Reorganization.

“We are very pleased that Hidden Splendor will be emerging from bankruptcy this month.  This will position America West well for 2009, allowing us to execute our growth strategy without distraction.” stated Dan Baker, Chief Executive Officer of America West Resources.

About America West Resources, Inc.
Headquartered in Salt Lake City, Utah, America West Resources, Inc. is an established domestic coal producer focused on the mining of clean and compliant (low-sulfur) coal and its sale primarily to U.S. utility companies for use in generating electricity.  Since 2003, the Company has extracted over 1.3 million tons of coal from its owned and operated Horizon Coal Mine based in Central Utah.  For more information, please visit www.AmericaCoal.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Please refer to the Company’s Form 10-K and other filings with the United States Securities and Exchange Commission (the “SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP
Dodi B. Handy, President & CEO
For Media Inquiries: Tiffany Korkis or John Morrison, Managing Directorsof Elite Media Group
407-585-1080 or via email at AWSR@efcg.net